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EXHIBIT 99.4


              MINUTES OF THE ANNUAL MEETING OF THE STOCKHOLDERS OF

                           INGEN TECHNOLOGIES, INC.,

                             A GEORGIA CORPORATION,


On February 9, 2008, Ingen Technologies, Inc., a Georgia corporation, (the "Corporation") held its 2008 Annual Meeting of Stockholders.

The Corporation had filed a Definitive Schedule 14A with the United States Securities and Exchange Commission on January 29, 2008 and provided notice of the meeting to all stockholders of the Corporation. The Chairman announced that a sufficient number of votes were present in person or by proxy to constitute a quorum. Thereafter, the meeting was called to order.

Following a brief discussion of the four items on the agenda, the matters were submitted to a vote of the stockholders. Following a tabulation of the votes of the stockholders entitled to vote based upon the record date of January 2, 2008, the following results were announced.

(1) ELECTION OF DIRECTORS

The following persons were elected to serve as directors of the Corporation with 44,126,845 votes cast in favor, 0 votes against, and 0 abstentions and broker non-votes as to each nominee. The number of votes cast in favor of the directors consisted of 20,684,218 common shares and 24,275,960 preferred shares.

Scott R. Sand
Yong Sin Khoo
Christopher A. Wirth
Curt A. Miedema
Stephen O'Hara
John Finazzo
Brad Klearman

(2) AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON STOCK TO 750,000,000 SHARES.

The resolution to amend the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares to 750,000,000 shares was approved. 44,126,845 votes cast in favor, 0 votes against, and 0 abstentions and broker non-votes as to Item 2. The number of votes cast in favor of the directors consisted of 20,684,218 common shares and 24,275,960 preferred shares.

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(3) AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCLUDE A PROVISION FOR
SHAREHOLDER ACTION IN LIEU OF A MEETING BY NON-UNANIMOUS WRITTEN CONSENT.

The resolution to amend the Corporation's Articles of Incorporation to include a provision for shareholder action by majority written consent in lieu of a meeting was approved. 44,126,845 votes cast in favor, 0 votes against, and 0 abstentions and broker non-votes as to Item 3. The number of votes cast in favor of the directors consisted of 20,684,218 common shares and 24,275,960 preferred shares.

(4) RATIFICATION OF APPOINTMENT OF CHILD, VAN WAGONER & BRADSHAW, PLLC, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED MAY 31, 2008.

The resolution to ratify the appointment of Child, Van Wagoner & Bradshaw, PLLC as auditors for the fiscal year ending May 31, 2008 was approved. 44,126,845 votes cast in favor, 0 votes against, and 0 abstentions and broker non-votes as to Item 4. The number of votes cast in favor of the directors consisted of 20,684,218 common shares and 24,275,960 preferred shares.

Thereafter, the meeting was adjourned.

Dated: February 9, 2008

/s/ Thomas Neavitt
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Thomas Neavitt, Secretary

Attest:

/s/ Scott Sand
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Scott Sand, Chairman